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                                                    EXHIBIT (11)

                                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                  ---------------------------------------------
                                        Computation of Earnings Per Share
                                        ---------------------------------

Amounts in millions except per share amounts

                                                                  Three Months Ended                   Nine Months Ended
                                                                       March 31                             March 31
                                                                2003              2002              2003               2002
                                                           ---------------   ---------------    --------------    ---------------
BASIC NET EARNINGS PER SHARE
----------------------------
Net earnings                                                      $ 1,273           $ 1,039           $ 4,231            $ 3,442
Preferred dividends, net of tax benefit                                31                31                94                 94
                                                           ---------------   ---------------    --------------    ---------------
Net earnings available to common shareholders                     $ 1,242           $ 1,008           $ 4,137            $ 3,348
                                                           ===============   ===============    ==============    ===============

Basic weighted average common shares outstanding                  1,293.5           1,297.9           1,296.8            1,296.4
                                                           ===============   ===============    ==============    ===============

Basic net earnings per common share                                $ 0.96            $ 0.78            $ 3.19             $ 2.58
                                                           ===============   ===============    ==============    ===============

DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                                      $ 1,273           $ 1,039           $ 4,231            $ 3,442
Deduct preferred dividend impact on
       funding of ESOP                                                  2                 3                 7                  9
                                                           ---------------   ---------------    --------------    ---------------
Diluted net earnings                                              $ 1,271           $ 1,036           $ 4,224            $ 3,433
                                                           ===============   ===============    ==============    ===============

Basic weighted average common shares outstanding                  1,293.5           1,297.9           1,296.8            1,296.4
Add potential effect of:
       Conversion of preferred shares                                84.7              88.2              85.5               89.3
       Exercise of stock options                                     17.6              19.6              19.6               16.8
                                                           ---------------   ---------------    --------------    ---------------

Diluted weighted average common shares outstanding                1,395.8           1,405.7           1,401.9            1,402.5
                                                           ===============   ===============    ==============    ===============

Diluted net earnings per common share                              $ 0.91            $ 0.74            $ 3.01             $ 2.45
                                                           ===============   ===============    ==============    ===============
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